Exhibit 5.1

June 14, 2021

Superconductor Technologies Inc.

15511 W State Hwy 71, Suite 110-105

Austin, TX 78738

Ladies and Gentlemen:

We have acted as counsel to Superconductor Technologies Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4, File No. 333-256138 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale by the Company of (A) up to 72,725,615 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), consisting of (1) shares of Common Stock (the “Merger Shares”) to be issued in connection with the merger (the “Merger”) of AIU Special Merger Company, Inc., a wholly owned subsidiary of the Company, with and into Allied Integral United, Inc., a Delaware corporation (“Clearday”), (2) shares of Common Stock that may be issued to holders of the Company’s Common Stock in connection with the Merger (the “Company Shares”), and (3) shares of Common Stock (the “Derivative Shares”), issuable upon the exercise or conversion of certain currently outstanding derivative securities of Clearday or its subsidiaries that are to be assumed by the Company upon consummation of the Merger, (B) up to 4,778,128 shares of the Company’s 6.75% Series F Cumulative Convertible Preferred Stock, par value $0.001 (“Preferred Shares”) to be issued in connection with the Merger, and (C) the shares of Common Stock that may be issued upon conversion of the Preferred Shares (the “Conversion Shares,” and together with the Merger Shares, the Company Shares, and the Derivative Shares, the “Common Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment of Restated Certificate of Incorporation of the Company, dated March 11, 2013, the Certificate of Amendment of Restated Certificate of Incorporation of the Company, dated July 13, 2016, the Certificate of Amendment of Restated Certificate of Incorporation of the Company, dated July 18, 2018 and the Certificate of Amendment of Restated Certificate of Incorporation of the Company, filed September 9, 2020; (ii) the Amended and Restated Bylaws of the Company, as amended by the Amendment adopted March 29, 2010 to the Amended and Restated Bylaws of the Company and the Amendment adopted October 28, 2013 to the Amended and Restated Bylaws of the Company; (iii) the Form of Certificate of Amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Common Stock (the “Reverse Stock Split Amendment”) filed as Exhibit 3.9 to the Registration Statement; (iv) the Form of Certificate of Amendment to the Company’s Restated Certificate of Incorporation to increase the Company’s authorized shares of Common Stock (the “Authorized Share Amendment,” and together with the Reverse Stock Split Amendment, the “Certificate of Incorporation Amendments”) filed as Exhibit 3.10 to the Registration Statement; (v) the Registration Statement; (vi) the Amended and Restated Agreement and Plan of Merger, dated June 11, 2021, by and among Superconductor Technologies Inc., AIU Special Merger Company, Inc. and Clearday (the “Merger Agreement”); (vii) the Form of Certificate of Designations of the Preferred Shares (the “Certificate of Designations”); and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

June 14, 2021

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We have also assumed that (A) the Company’s stockholders will approve and adopt the Certificate of Incorporation Amendments and the consummation of the transactions contemplated by the Merger Agreement, (B) the Merger Shares, the Company Shares and the Preferred Shares will be issued in the manner described in the joint proxy statement/prospectus included in the Registration Statement and in accordance with the terms of the Merger Agreement, as amended, (C) prior to the issuance of the Common Shares, the Certificate of Incorporation Amendments will be filed with the Secretary of State of the State of Delaware in the forms filed as exhibits to the Registration Statement, (D) prior to the issuance of the Preferred Shares, the Certificate of Designations will be filed with the Secretary of State of the State of Delaware, and (E) the Derivative Shares and the Conversion Shares will be issued in accordance with the terms of the instruments governing such issuances, respectively.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that: (a) the Common Shares and Preferred Shares have been duly authorized; (b) the Merger Shares and Company Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable; (c) the Derivative Shares, when issued and delivered in accordance with the terms of the instruments governing the derivative securities which will be assumed by the Company pursuant to the Merger Agreement, as amended, will be validly issued, fully paid and nonassessable; (d) the Preferred Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and nonassessable; and (e) the Conversion Shares, when issued and delivered in accordance with the terms and conditions of the Preferred Shares, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Proskauer Rose LLP